Exhibit 4.2

SUPPLEMENTAL INDENTURE

GENERAL MOTORS FINANCIAL COMPANY, INC.

(formerly known as AmeriCredit Corp.)

THE GUARANTORS PARTIES HERETO

AND

HSBC BANK USA, NATIONAL ASSOCIATION,

as Trustee

Supplemental Indenture

Dated as of October 1, 2010

Supplementing the Indenture

Dated as of September 18, 2006

2.125% Convertible Senior Notes due 2013

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 1, 2010, among General Motors Financial Company, Inc., a Texas corporation formerly known as AmeriCredit Corp. (the “Company”), the Guarantors (as defined in the Indenture defined below), and HSBC Bank USA, National Association, a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”), under the Indenture, dated as of September 18, 2006 (as amended and supplemented, the “Indenture”). Terms used herein but not otherwise herein defined have the meanings assigned to them in the Indenture.

WITNESSETH:

WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered the Indenture providing for the issuance by the Company of 2.125% Convertible Senior Notes due 2013 (the “Notes”);

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger, dated as of July 21, 2010 (the “Merger Agreement”), by and among General Motors Holdings LLC, a Delaware limited liability company (“Parent”), Goalie Texas Holdco Inc., a Texas corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a direct wholly-owned subsidiary of Parent;

WHEREAS, the Merger became effective at 12:01 a.m., Central time, on October 1, 2010 (the “Effective Time”) and, from and after the Effective Time, among other things, each issued and outstanding share of Common Stock outstanding immediately prior to the Effective Time (other than any Cancelled Shares (as defined in the Merger Agreement) and any Dissenting Shares (as defined in the Merger Agreement)) were converted automatically into and thereafter represented the right to receive $24.50 in cash, without any interest thereon;

WHEREAS, Section 15.06(a) of the Indenture provides that, in connection with the Merger, the Company shall execute with the Trustee a supplemental indenture permitted under Section 11.01(f) of the Indenture providing for the conversion and settlement of Notes as set forth in the Indenture;

WHEREAS, Section 15.06(b) of the Indenture provides that, subject to certain applicable provisions of the Indenture, at the Effective Time, the right to convert each $1,000 principal amount of Notes will be changed to a right to convert such Notes into the kind and amount of Reference Property that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive, which shall be settled in accordance with Section 15.06(c) of the Indenture;

WHEREAS, Section 11.01(f) and Section 11.01(h) of the Indenture provides that the Company, when authorized by the resolutions of the Board of Directors, the Guarantors and the Trustee may, from time to time and at any time enter into a supplemental indenture without the consent of the holders of the Notes to make any other change that does not adversely affect the rights of any holder;

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) copies of resolutions of the Board of Directors of the Company authorizing the execution of this Supplemental Indenture and (ii) the Officers’ Certificate and the Opinion of Counsel described in Section 11.05 of the Indenture; and

WHEREAS, all other acts and proceedings required by law and the Indenture necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been complied with or have been duly done or performed;

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

AMENDMENTS

Section 1.01. Conversion Rate and Conversion Price. Subject to and upon compliance with the provisions of the Indenture, the Conversion Rate shall be fixed at 40.8495 shares of Common Stock per $1,000 principal amount of Notes.

Section 1.02. Settlement Upon Conversion. Upon conversion of any $1,000 principal amount of Notes, subject to and upon compliance with the provisions of the Indenture, as supplemented hereby, the Company shall satisfy the Conversion Obligation by payment and delivery of cash in an amount equal to $1,000.81.

Section 1.03. Effectiveness. This Supplemental Indenture will become effective and operative and binding upon each of the Company, the Guarantors, the Trustee and the holders of the Notes as of the day and year first above written.

ARTICLE TWO

MISCELLANEOUS

Section 2.01. Reference to and Effect on the Indenture. On and after the date of this Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture unless the context otherwise requires. The

Indenture, as supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument. Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

Section 2.02. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 2.03. Trust Indenture Act Controls. No modification of any provisions of the Indenture effected by this Supplemental Indenture is intended to eliminate or limit any provision of the Indenture that is required to be included therein by the Trust Indenture Act of 1939, as amended, as in force as of the effectiveness of this Supplemental Indenture.

Section 2.04. Trustee Disclaimer; Trust. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The Trustee accepts the trust created by the Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented hereby.

Section 2.05. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument.

Section 2.06. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.07. Severability. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, including any amendment or waiver that, pursuant to Section 11.02 of the Indenture, requires the consent of each holder affected, the validity, legality and enforceability of the remaining provisions shall not in any way be effected or impaired thereby.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

General Motors Financial Company, Inc.

By:
Name:
Title:

ALC Leasing Ltd.		ALBI Trust
By:	AmeriCredit Financial Services, Inc., as Attorney in Fact	By:	AmeriCredit Financial Services, Inc., as Attorney in Fact

By:		By:
	Name:		Name:
	Title:		Title:

AmeriCredit Financial Services, Inc.		ACF Investment Corp.

By:		By:
	Name:		Name:
	Title:		Title:

Americredit Corporation of California		AmeriCredit Management Trust

By:		By:
	Name:		Name:
	Title:		Title:

AmeriCredit Flight Operations, LLC		AmeriCredit Consumer Discount Company

By:		By:
	Name:		Name:
	Title:		Title:

AmeriCredit Consumer Loan Company, Inc.		Bay View Acceptance Corporation

By:		By:
	Name:		Name:
	Title:		Title:

CAR Group, Inc.		AFS Management Corp.

By:		By:
	Name:		Name:
	Title:		Title:

Long Beach Acceptance Corp.		AmeriCredit Financial Services of Canada Ltd.

By:		By:
	Name:		Name:
	Title:		Title:

AmeriCredit NS I Co.		AmeriCredit NS II Co.

By:		By:
	Name:		Name:
	Title:		Title:

HSBC Bank USA, National Association

By
Name:
Title: